BANKENGINE TECHNOLOGIES, INC.

INDEX

Financial Statements

Consolidated Balance Sheets as of August 31, 2003 and 2002

Consolidated Statements of Operations for Each of the Two Years in the Period Ended August 31, 2003

Consolidated Statements of Stockholders’ Equity for Each of the Two Years in the Period Ended August 31, 2003

Consolidated Statements of Cash Flows for Each of the Two Years in the Period Ended August 31, 2003

Notes to Consolidated Financial Statements

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

BankEngine Technologies, Inc.

Toronto, Canada

We have audited the accompanying balance sheets of BankEngine Technologies, Inc. and Subsidiaries (the “Company”) as of August 31, 2003 and 2002, and the related statements of operations, stockholders’ deficiency and cash flows for each of the years in the period ended August 31, 2003 and 2002.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements referred to above present fairly, in all material respects, the financial position of BankEngine Technologies, Inc. and Subsidiaries at August 31, 2003 and 2002, and the results of its operations and their cash flows for the years ended August 31, 2003 and 2002, in conformity with generally accepted accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has ceased its telecommunications operations and has been actively seeking a merger to diversify its operations.  As more fully explained in Note 1 to the financial statements, the Company needs to obtain additional financing to pursue investment opportunities and/or achieve a level of sales adequate to support its cost structure.

These uncertainties raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans are also described in Note 1.  The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties should the Company be unable to continue as a going concern.

WIENER, GOODMAN & COMPANY, P.C.

Certified Public Accountants

Eatontown, New Jersey

December 10, 2003

BANKENGINE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

August 31,

2003	2002

ASSETS

Current Assets:
Cash and cash equivalents	850	59,065
Funds held in escrow	-	219,026
Accounts receivable	-	55,031
Prepaid expenses and sundry	-	11,556

Total Current Assets	850	344,678

Property, plant and equipment – net	-	63,926
Other intangible assets – net	-	19,748

TOTAL ASSETS	$ 850	$ 428,352

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

Current Liabilities:
Accounts payable and accrued expenses	55,000	441,932
Income taxes payable	-	48,123
Current portion of loan payable	-	14,783

Total Current Liabilities	55,000	504,838

Loans from stockholders	-	125,122
Loan payable – long term portion	-	33,134

Total Liabilities	55,000	663,094

Commitments and Contingencies

Stockholders’ Deficiency:
Common stock $0.001 par value – authorized 50,000,000 shares; 19,115,893 and 19,015,893 shares issued and outstanding, respectively	19,116	19,016
Additional paid-in-capital	484,556	454,790
Accumulated deficit	(489,544)	(691,002)
Accumulated other comprehensive loss	(65,778)	(15,046)
Treasury stock, 100,000 shares at cost	(2,500)	(2,500)

Total Stockholders’ Deficiency	(54,150)	(234,742)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$ 850	$ 428,352

See Notes to Consolidated Financial Statements

BANKENGINE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended August 31,

2003	2002

Income from continuing operations	-	-

Discontinued operations (Note 12)

Loss from telecommunications and software development segments	(237,447)	(300,761)
Gain on divesture of telecommunications segment	204,529	-
Gain on divesture of software segment	180,254	-
Income tax benefit	54,122	-

Income (loss) from discontinued operations	201,458	(300,761)

Income (loss) before minority interest	201,458	(300,761

Minority interest in loss of consolidated subsidiary	-	1,514

Net income (loss)	201,458	(299,247)

Net loss per common share – basic and diluted	$ 0.01	$ (0.02)

Weighted average number f common shares outstanding – basic and diluted	19,090,140	17,872,879

See Notes to Consolidated Financial Statements

BANKENGINE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

Compre-hensive Income (loss)	Common Shares	Stock Amount	Treasury Shares	Stock Amount	Additional Paid-In Capital	Retained Earnings (Deficit)	Cumulative Other Compre-hensive Income (loss)	Total

Balance, September 1, 2001		17,115,893	$ 17,116	-	$ -	$ 431,190	$ (391,775)	$ (12,326)	$ 44,225

Shares issued in exchange for shares of Platinum Technologies		1,800,000	1,800			16,200			18,000

Shares issued in exchange for services		100,000	100			2,400			2,500

Issuance of shares for services cancelled and shares reacquired by the Company and held as treasury stock				(100,000)	(2,500)				(2,500)

Options issued in exchange for services						5,000			5,000

Net loss	$ (299,247)						(299,247)		(299,247)

Foreign currency translation	(2,720)							(2,720)	(2,720)

Comprehensive loss	$ (301,967)

Balance, August 31, 2002		19,015,893	19,016	(100,000)	(2,500)	454,790	(691,002)	(15,046)	(234,742)

Shares issued for reduction in accounts payable		100,000	100			22,400			22,500

Reduction in shareholder loan as a contribution of capital						7,366			7,366

Net income for the period	$ 201,458						201,458		201,458

Foreign currency translation	(50,732)							$ (50,732)	$ (50,732)

Comprehensive income	$ 150,726

Balance, August 31, 2003	19,115,893	19,116	(100,000)	(2,500)	484,556	(489,544)	(65,778)	(54,150)

See Notes to Consolidated Financial Statements

BANKENGINE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended August 31,

2003	2002

Cash flows from operating activities:
Net cash provided by operating activities of continuing operations	$ -	$ -

Net income (loss)	201,458	(299,247)

Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	20,323	20,245
Impairment of longterm assets	66,470	23,886
Settlement of accounts payable	-	73,456
Loss of disposition of fixed assets	13,520	-
Minority interest	-	(1,514)
Options issued for services rendered	-	5,000
Gains on divestures	(384,783)	-
Changes in operating assets and liabilities
Decrease (increase) in accounts receivable	62,204	(48,158)
Decrease in funds held in escrow	234,387	67,841
Decrease (increase) in prepaid expenses and other assets	11,673	(5,945)
Decrease in income taxes payable	(54,446)	-
Decrease in deferred revenue	-	(14,704)
Decrease in accounts payable	(209,189)	(2,646)

Net cash used in operating activities of discontinued operations	(38,403)	(181,786)

Net Cash Used in Operating Activities	(38,403)	(181,786)

Cash flows from investing activities:
Proceeds on disposition of property, plant and equipment	44,641	-
Acquisition of property, plant and equipment	(59,349)	(17,502)

Net Cash Used in Investing Activities	(14,708)	(17,502)

Cash flows from financing activities:
Loan advances from stockholders	(328)	4,230
Repayment of loan payable	(6,124)	(4,920)

Net Cash Used in Provided by Financing Activities	(6,452)	(690)

Effect of change in foreign currency rate	1,348	2,673

Net decrease in cash	(58,215)	(197,305)

Cash – beginning of year	59,065	256,370

Cash – end of year	$ 850	$ 59,065

Supplementary Information:
Cash paid during the year for:
Income taxes	Nil	Nil

Interest	$ 10,548	$ 1,273

Non-cash transactions
Accounts payable settled through common share	22,500	-
Shareholder loan settled through capital contribution	7,776	-

Changes to capital stock and additional paid in capital	30,276	-

Shareholder loan settled through disposition of plant and equipment	(1,951)	-
Proceeds on disposition of property, plant and equipment	1,951	-

-	-

Bank reduced through divesture	(460)	-
Accounts payable settled through divestiture	207,865	-
Shareholder loan settled through divestiture	130,116	-
Loan payable settled through divestiture	47,262	-

Gain on divestitures	384,783	-

Details of acquisitions:
Fair value of assets acquired other than cash	-	105,874
Liabilities assumed	-	87,874

Common stock issued	-	18,000

Shares issued in exchange for services	-	2,500
Common shares issued	-	(2,500)

Issuance cancelled and shares reacquired by the company as treasury stock	-	-

See Notes to Consolidated Financial Statements

BANKENGINE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Bankengine Technologies, Inc. (the "Company" or "BankEngine") was a long distance telecommunications service provider through its 70% owned subsidiary, Platinum Telecommunications, Inc. The Company also was in the business of software development for its new software product, Critical Commerce Suite, to provide video streaming analysis tools and computer consulting, through its wholly owned subsidiaries, Critical Commerce Inc., a Delaware corporation, and Cyberstation Computers and Support, Inc. ("Cyberstation"), a company operating in Canada.  The operations of the Company are predominately in Canada, however, the financial statements are expressed in U.S. dollars.

BASIS OF PRESENTATION

On January 5, 2001, Callmate Telecom International, Inc. ("Callmate") acquired all of the issued and outstanding shares of common stock of WebEngine Technologies, Inc.(WebEngine) in exchange for 12,000,000 common shares of Callmate in a reverse acquisition. 9,200,000 common shares of Callmate held by previous shareholders of Callmate were cancelled in exchange for all of the shares of its subsidiaries which carry on the UK operations of Callmate. The acquisition by the shareholders of WebEngine of a majority of the shares of Callmate has been accounted for as a reverse acquisition. As Callmate became substantially a shell after the removal of the UK operations, no goodwill has been reflected on this acquisition. Although Callmate is the legal acquirer, WebEngine is treated as having acquired Callmate for accounting purposes. Callmate has been accounted for as the successor to WebEngine. Callmate changed its name to BankEngine Technologies Inc. on March 5, 2001.

WebEngine was incorporated in November 2000 in order to hold the shares of Cyberstation.  The shareholders of Cyberstation became the shareholders of WebEngine and therefore WebEngine has been considered to be a successor to Cyberstation. WebEngine has changed its name to Critical Commerce Inc.

The historical financial statements of BankEngine are those of Cyberstation as the company has been accounted for as the successor to Cyberstation.

The estimated income tax costs of the divestiture of the UK operations, in the amount of $50,000, has been treated as a reduction of the assets acquired on the acquisition of the shell company.

The acquisition of Callmate, as a reverse acquisition, was reflected as follows;

Cash – escrow	$ 601,457
Accounts payable	(316,000)
Income taxes payable	(50,000)

Capital stock issued	$ 235,457

The accounts payable assumed on the acquisition of Callmate included $146,000 for short falls which could have arisen on settlement with a credit card company.  Callmate operated a retail and wholesale telecommunications operations and permitted payment by its retail customers through credit card facility.  The credit card company held funds on deposit to be applied against refused credit card charges and agreed that the limit of the Company's liability is the amount of the security held on hand.  As detailed in Note 11, final settlement of the liability for chargebacks and the receipt of the balance of the funds on deposit occurred during 2003.

As discussed in Note 2, on April 5, 2002, the Company through its wholly-owned subsidiary, Cyberstation, acquired 70% of the issued and outstanding common stock of Platinum Telecommunications Inc. for the issuance of 1,800,000 common shares of BankEngine Technologies, Inc.

The Company presently does not have sufficient liquid assets to finance its anticipated funding needs and obligations.  The Company's continued existence is dependent upon its ability to obtain needed working capital through additional equity and/or debt financing and achieve a level of sales adequate to support its cost structure.  Management is actively seeking additional capital to ensure the continuation of its activities and is also actively pursuing other investment opportunities.  However, there is no assurance that additional capital will be obtained or that other investment opportunities will be achieved.  These uncertainties raise substantial doubt about the ability of the Company to continue as a going concern.

The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties should the Company be unable to continue as a going concern.

MANAGEMENT INTENTIONS

The Company has sustained recurring operating losses and negative cash flows from operations. The Company also has a working capital deficit of approximately $55,000 and a stockholders' deficiency of approximately $54,000 at August 31, 2003.  Management plans to mitigate these adverse conditions through the following activities:

The Company has been attempting to restructure its telecommunication and software development activities. The Company has decided that the best course of action is to  cease its telecommunications and software development  operations and has been actively seeking a merger to diversify its operations. As discussed in note 12, the principal shareholder has sold his common shares to an arms’ length third party in November 2003 and has agreed to acquire the shares of the telecommunication and software development subsidiaries for $2. In addition, the principal shareholder has agreed to fund any liability balances in excess of $55,000. A gain has been recorded to reflect the settlement of the debts  in the amount of $384,783.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. The earnings of the subsidiaries are included from the date of acquisition for acquisitions accounted for using the purchase method. All intercompany balances and transactions have been eliminated.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These estimates are reviewed periodically and as adjustments become necessary, they are reported in earnings in the period in which they become known.

REVENUE RECOGNITION

The Company’s revenues from its telecommunications business is recognized when the earnings process is complete. This occurs when the services have been utilized, collection is probable and pricing is fixed or determinable.

The Company provides computer consulting services in a number of areas including database management, on-line transaction processing and e-mail capabilities. Revenue is recognized as pre-determined milestones are accomplished and consulting services delivered.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand, amounts to banks, and any other highly liquid investments purchased with a maturity of three months or less from the date of purchase. The carrying amount approximates fair value because of the short maturity of those instruments.

CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable and temporary cash investments.  The Company grants credit based on an evaluation of the customer's financial condition, without requiring collateral.  Exposure to losses on receivables is principally dependent on each customer's financial condition.  The Company controls its exposure to credit risk through credit approvals, credit limits and monitoring procedures and establishes allowances for anticipated losses.

The Company places its temporary cash investments with quality financial institutions and, by policy, limits the amount of credit exposure with any one financial instrument.

FAIR VALUE OF FINANCIAL INSTRUMENTS

For financial instruments, including cash, accounts receivable, accounts payable and loans payable, it was assumed that the carrying amounts approximated fair value because of the short maturities of such instruments.

FOREIGN CURRENCY

The Company's functional currency is primarily the Canadian dollar.  All assets and liabilities recorded in foreign currencies are translated at the current exchange rate. Translation adjustments resulting from this process are charged or credited to other comprehensive income. Revenue and expenses are translated at average rates of exchange prevailing during the year. Gains and losses on foreign currency transactions are included in financial expenses.

COMPUTER SOFTWARE DEVELOPMENT

The Company accounts for the cost of developing computer software for sale as research and development expenses until the technological feasibility of the product has been established. To date all costs have been expensed. In the future,  After the technological feasibility of the product has been established at the end of each year the Company will compare any unamortized capital costs to the net realizable value of the product to determine if a reduction in carrying value will be warranted.

DEPRECIATION

Property, plant and equipment are recorded at historical cost less accumulated depreciation.  Depreciation is provided using the following annual rates:

Telecommunication switch

- 25%  per year on a straight line basis

Furniture and Fixture

- 20%  declining balance method

Computer Equipment

- 30%  declining balance method

INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

LONG-LIVED ASSETS

The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable in accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long Lived Assets."  If the carrying value exceeds the present value of the estimated future cash flows, the asset would be adjusted to its fair value and an impairment loss would be charged to operations in the period identified.  For the year ended August 31, 2003 and 2002 the Company recorded an impairment charge of approximately $66,000 and $24,000, respectively.

INCOME (LOSS) PER COMMON SHARE

Basic income (loss) per common share are computed by dividing net income (loss) by the weighted average number of common shares outstanding during the year.  Diluted earnings per common share are computed by dividing net earnings by the weighted average number of common shares and potential common shares outstanding during the year. Potential common shares used in computing diluted earnings per share relate to stock options and warrants which, if exercised, would have a dilutive effect on earnings per share.  Options previously outstanding have been cancelled and therefore the possible shares to be issued are –0- and 600,000 for the years ended August 31, 2003 and 2002, respectively.  During the year ended August 31, 2002 potential common shares outstanding were omitted from the calculation of loss per share as the effect would be antidilutive.

GOODWILL AND OTHER INTANGIBLES

In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" ("SFAS 141"), and No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142").  SFAS 141 changes the accounting for business combinations, requiring that all business combinations be accounted for using the purchase method and that intangible assets be recognized as assets apart from goodwill if they arise from contractual or other legal rights, or if they are separate or capable of being separated from the acquired entity and sold, transferred, licensed, rented or exchanged.  SFAS 141 was effective for all business combinations initiated after June 30, 2001.  SFAS 142 specifies the financial accounting and reporting for acquired goodwill and other intangible assets.  Goodwill and intangible assets that have indefinite useful lives are not amortized but rather they are tested at least annually for impairment unless certain impairment indicators are identified.  This standard was effective for fiscal years beginning after December 15, 2001.

SFAS 142 requires that the useful lives of intangible assets acquired on or before June 30, 2001 be reassessed and the remaining amortization periods adjusted accordingly.  Previously recognized intangible assets deemed to have indefinite lives are tested for impairment.  Goodwill recognized on or before June 30, 2001, has been tested for impairment as of the beginning of the fiscal year in which SFAS 142 was initially applied and, after considering the results of an independent valuation and appraisal, management concluded that no impairment was indicated.

Upon adoption of this standard, the Company allocated its goodwill and other intangibles to its telecommunications unit.

Other intangibles primarily include customer lists in connection with the Company's telecommunications activity.  Amounts assigned to these intangibles are based on independent appraisals.  Other intangibles are being amortized over 24 months.  The intangible asset was written down to $-0- during the second quarter of fiscal 2003.

2003	2002

Reported net income (loss)	$ 201,458	$ (299,247)
Addback: Goodwill amortization (net of income tax)	-	-

Adjusted net income (loss)	201,458	(299,247)

Basic and diluted loss per share:
Reported net income (loss)	$ 0.01	$ (0.02)
Addback: Goodwill amortization	-	-

Adjusted net income (loss)	$ 0.01	$ (0.02)

The components of other intangible assets are as follows:

August 31, 2003		August 31, 2002
Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amorization

Customer lists	$ -	$ -	$ 25,262	$ 5,514

STOCK BASED COMPENSATION

The Company accounts for equity-based compensation issued to employees in accordance with Accounting Principles Board ("ABP") Opinion No. 25 "Accounting for Stock Issued to Employees".  ABP No. 25 requires the use of the intrinsic value method, which measures compensation cost as the excess, if any, of the quoted market price of the stock at the measurement date over the amount an employee must pay to acquire the stock.  The Company makes disclosures of pro forma net earnings and earnings per share as if the fair-value-based method of accounting had been applied as required by SFAS No. 123 "Accounting for Stock-Based Compensation-Transition and Disclosure" and SFAS 148  Accounting for Stock Based Compensation – Transition and disclosures. To date no options have been granted.

The Company accounts for equity-based compensation to non-employees based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.  For the years ended August 31, 2003 and 2002, the Company recorded compensation expense of $-0- and $5,000, respectively.

SEGMENT REPORTING

The Company applies Financial Accounting Standards Boards ("FASB") statement No. 131, "Disclosure about Segments of an Enterprise and Related Information". The Company has considered its operations and has determined that it operated in two operating segments, software development and telecom, for purposes of presenting financial information and evaluating performance. As such, the accompanying financial statements present information in a format that is consistent with the financial information used by management for internal use.

RECENT ACCOUNTING PRONOUNCEMENTS

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, effective for fiscal years beginning after December 15, 2001.  Under SFAS  No. 144 assets held for sale will be included in discontinued operations if the operations and cash flows will be or have been eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations of the component.  The Company adopted SFAS No. 144  on September 1, 2002.  The Company has reflected the impairment of fixed assets in both the August 2002 and August 2003 financial statements.

In April 2002, the FASB issued SFAS No. 145 "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections". This statement eliminates the automatic classification of gain or loss on extinguishment of debt as an extraordinary item of income and requires that such gain or loss be evaluated for extraordinary classification under the criteria of Accounting Principles Board No. 30 "Reporting Results of Operations". This statement also requires sales-leaseback accounting for certain lease modifications that have economic effects that are similar to sales-leaseback transactions, and makes various other technical corrections to existing pronouncements. The Company adopted SFAS No. 145 on September 1, 2002.  The adoption of this statement did not have a material effect on the Company's results of operations or financial position.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities."  This Statement requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred.  Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan.   The Company adopted SFAS No. 146 on September 1, 2002.  The adoption of this statement did not have a material effect on the Company's results of operations or financial position.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities."  This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities."  This Statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003.  Management believes that adopting this statement will not have a material effect on the Company's results of operations or financial position.

In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, and interpretation of FASB Statements No. 5, 57,and 107 and Rescission of FASB Interpretation No. 34.  FIN 45 clarifies the requirements of FASB Statement No. 5, Accounting for Contingencies, relating to the guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees.  This interpretation clarifies that a guarantor is required to recognize, at the inception of certain types of guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee.  The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end.  The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002.  The Company adopted FIN 45 on November 1, 2003.  The adoption of FIN 45 did not have a material impact on the Company's results of operations or financial position.

In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, "Consolidation of Variable Interest Entities," which addresses consolidation by business enterprises of variable interest entities. In general, a variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. A variable interest entity often holds financial assets, including loans or receivables, real estate or other property. A variable interest entity may be essentially passive or it may engage in research and development or other activities on behalf of another company. The objective of Interpretation No. 46 is not to restrict the use of variable interest entities but to improve financial reporting by companies involved with variable interest entities. Until now, a company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests.  Interpretation No. 46 changes that by requiring a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The consolidation requirements of Interpretation No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established.  The Company does not have any variable interest entities, and, accordingly, adoption is not expected to have a material effect on the Company.

In January 2003, the FASB issued SFAS No. 148, Accounting for Stock –Based Compensation  - Transition and Disclosures. This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement also amends the disclosure requirements of SFAS No. 123 to require more prominent and frequent disclosures in the financial statements about the effects of stock-based compensation. The transitional guidance and annual disclosure provisions of this Statement is effective  for the August  31, 2003 financial statements. The company has no outstanding stock based compensation.

In May 2003, the FASB issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. SFAS 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning the Company’s interim period commencing July 1, 2003. SFAS 150 is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of SFA 150 and still existing at the beginning of the interim period of adoption. The adoption of SFAS 150 did not have a significant effect on the company’s financial statement presentation or disclosures.

2.   INVESTMENT IN PLATINUM TELECOMMUNICATIONS INC.

On April 5, 2002, the Company through its subsidiary Cyberstation, acquired 70% of the issued and outstanding stock of Platinum Telecommunications Inc. ("Platinum") for the issuance of 1,800,000 common shares of BankEngine Technologies Inc. The Company acquired Platinum, a long distance telecommunications service provider, in order to reenter the telecommunications industry. The results of operations of Platinum are included in the operations of the Company from April 5, 2002.

Unaudited pro forma results of operations after giving effect to certain adjustments resulting from this acquisition for the period ended November 30, 2001 as if the business combination had occurred at the beginning of each period presented are not material to the financial statements and, accordingly, are not presented herein.

The investment has been accounted for by the purchase method as follows;

Consideration	$ 18,000
Costs of acquisition	10,000

Total investment	28,000
Share of net assets acquired	2,738

Intangible asset acquired	$ 25,262

The intangible assets acquired representing contracts and client lists are being amortized over a 24 month period from the date of acquisition.  As the re-organization of the telecommunications activities has not been completed to date, the balance of the intangible asset has been written off during the three months ended May 31, 2003.  See Note 1 of Notes to Consolidated Financial Statements.

3.  ACCOUNTS RECEIVABLE

August 31, 2003	August 31, 2002

Accounts receivable	$ -	$ 55,031
Allowance for doubtful accounts	-	-

$ -	$ 55,031

4.  PROPERTY, PLANT AND EQUIPMENT

August 31, 2003	August 31, 2002

Telecommunication Switch	$ -	$ 78,323
Furniture, fixtures and equipment	-	11,778
Computer equipment	-	16,411

	-	106,512
Less accumulated depreciation		42,586

$ -	$ 63,926

As of August 31, 2003, the property, plant and equipment has been reflected at the estimated realizable value of the assets. During 2003, approximately $67,000 (2002 $23,886) represents estimated impairment of the telecommunication switches. Depreciation expense for the years ended August 31, 2003 and 2002 was $20,323 and $44.131, respectively.

5.  LOANS FROM STOCKHOLDERS

Loans from stockholders bear interest at the rate of 4% and have no specific terms of repayment.  As of August 31, 2003 and 2002 the amount due the shareholders was $ 0 and $125,122 respectively.  Interest expense for the years ended August 31, 2003 and 2002 was $2,643 and $-4,923, respectively.

During the year ended August 31, 2003, a shareholder forgave a loan in the amount of $7,366 and the Company recorded the forgiveness as an addition to paid-in capital.

6.  LOANS PAYABLE

Loans payable were acquired as part of the acquisition of Platinium Telecommunications. The loan bears interest at the rate of 2.5% above the prime rate,  which interest is payable monthly together with a fixed principal amount of $1,232 until the maturity of the loan in November 2005. The loan is secured by a personal guarantee in the amount of  $18,500 provided by the minority shareholder of Platinium Telecommunications. As the Company ceased making payments on the loan, the creditor has demanded payment on the personal guarantee. As this loan forms part of the liabilities of Platinium, the loan has been written off in anticipation of the settlement of this debt through the removal of the shares of Platinium from the Company as detailed in Note 12.

7.

INCOME TAXES

Years Ending August 31,
2003	2002

The provision (benefit) for income taxes consists of the following:

Amount calculated at Federal statutory rates	$ 59,000	$ (120,000)

Overaccrual of income taxes	(54,122)	-

Increase (decrease) in Valuation allowance	(59,000)	120,000

Current income taxes	$ (54,122)	$ -

The types of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts that give rise to the deferred tax liability and deferred tax asset and their approximate tax effects are as follows:

August 31,
2003		2002
Temporary Difference	Tax Effect	Temporary Difference	Tax Effect

Deferred Liabilities – non current
Impairment of fixed assets	$ 66,000	$ 26,000	$ 24,000	$ 10,000
Net operating loss carryforward	392,000	157,000	581,000	232,000
Valuation allowance	(458,000)	(183,000)	(605,000)	(242,000)

$ -	$ -	$ -	$ -

8.  CAPITAL STOCK

a)  Authorized

50,000,000 common stock with a $.001 par value

b)  Common stock

The Company had issued and outstanding 14,315,893 common stock at the time of the reverse acquisition in January 2001. As detailed in Note 1, the Company issued 12,000,000 common shares to the shareholders of WebEngine. A total of 9,200,000 shares were cancelled in exchange for the removal of the UK operations in January 2001.

As indicated in Note 2, the Company issued on April 5, 2002, 1,800,000 common stock for a 70% interest in Platinium Telecommunications Inc.

Shares outstanding prior to the reverse acquisition	14,315,893

Issued to shareholders of WebEngine	12,000,000

Cancelled for UK operations	(9,200,000)

Shares outstanding, August 31, 2001	17,115,893

Shares issued in consideration of services	100,000

Shares issued in settlement of accounts payable	100,000

Acquisition of 70% interest in Platinium Telecommunications Inc.	1,800,000

Shares outstanding, August 31, 2003	19,115,893

During the second quarter of 2003, the Company issued 100,000 shares in settlement of an accounts payable.

During the second quarter of 2002, the Company agreed to issue 100,000 shares in consideration of services to be provided to the Company.  In the third quarter, the Company reacquired the shares as the services were not rendered and the shares are reflected as treasury stock.

9.  STOCK OPTIONS

(a)

On April 5, 2002, the Company issued 600,000 options exercisable at $0.10 per share, the fair market value at the date of grant. The options have a 5 year term and were issued in consideration of consulting services to be rendered by the principal of Platinum Telecommunications Inc. and are exercisable immediately.  The estimated fair value of the options on the date of grant using the Black-Scholes option pricing model is $5,000, based on a risk free interest rate of 4.65%, an expected volatility of 200%, an expected life of 5 years and no dividend yield and has been expensed in the quarter ended May 31, 2002.  The weighted - average fair value of the options issued during the year was $.008. As of August 31, 2003, these options have been cancelled.

(b)

In May 17, 2002, the shareholders of the Company approved the adoption of the Company's  2002 Stock Option Plan. The plan provides for the issuance of 2,000,000 options with the following terms and conditions.

The plans are administrated by the Board of   Directors, which determine among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of common stock to be issued upon the exercise of the options and the option exercise price.

The maximum term of  the plan is ten years and options may be granted to officers, directors, consultants, employees, and similar parties who provide their skills and expertise to the Company.

Options granted under the plans have a maximum term of ten years  and shall be at an exercise price that may not be less than 85% of the fair market value of the common stock on the date of the grant. Options are non-transferable and if a participant ceases affiliation with the company for a reason other than death or permanent and total disability, the participant will have 90 days to exercise the option subject to certain extensions. In the event of death or permanent and total disability, the option holder or their representative may exercise the option within 1 year.

Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the company become available again for issuance under the plans, subject to applicable securities regulation. The plans may be terminated or amended at any time by the Board of Directors.

10.

CONTINGENCIES AND COMMITMENTS

a)

The Company is liable for shortfalls which may arise upon the settlement with a credit card company. The credit card company has agreed that the limit of the Company’s liability is the amount of security held on hand. The settlement will be based on the transactions to December 31, 2001 and have been settled in the current fiscal year.

Funds on deposit	Chargeback liability assumed	Included in statement of operations

January 5, 2001 – upon acquisition	$ 601,457	$ 146,000	$ -

Refunded during period	(303,006)	-	-
Foreign currency fluctuation	(6,544)	-	-

Balance August 31, 2001	291,907	146,000	$ -

Refunded during period	(67,841)	-	$ -
Foreign currency fluctuation	(5,040)	(2,575)	-
Estimate of liability adjusted	-	47,718	47,718

Balance, August 31, 2002	219,026	191,143	$ 47,718

Refunded during period	(28,765)	-	$ -
Foreign currency fluctuation	5,471	4,589	-
Settled	(193,444)	(193,444)	-

Balance, August 31, 2003	$ -	$ -	$ -

b)

The Company has signed a lease commitment for office space in Toronto, Canada which expires on April 30, 2004 for its corporate head office.  The Company is responsible for monthly rent of approximately $1,100. The company vacated the premises during 2003 and the landlord has agreed that no rent is payable.

11.  SEGMENT INFORMATION

Information about operating segments is as follows:

2003	2002

Revenues:
Software development	$ -	$ 8,467
Telecom	387,854	381,367

$ 387,854	$ 389,834

Net income (loss)
Software development	$ 180,254	$ (199,978)
Telecom	21,204	(99,269)

$ 201,458	$ (299,247)

Identifiable Assets:
Software development	$ -	$ -
Telecom	850	428,352

$ 850	$ 428,352

12.

DISCONTINUED OPERATIONS

The Company has been attempting to restructure its telecommunication and software development activities. The Company has decided that the best course of action is to  cease its telecommunications and software development  operations and has been actively seeking a merger to diversify its operations. A principal shareholder of the Company agreed in November 2003 to sell 9,615,000 common shares to an arms’ length party and also agreed to acquire the shares of Platinium Telecommunications and Cyberstation,   subsidiaries for the amount of $2. The agreement provides that liabilities are limited to $55,000 and any excess will be funded by the vending shareholder. The impact of the sale of the shares of Platinium and Cyberstation and the settlement of debts in excess of $55,000  will result in an estimated gain on divestitures of $384,783. .

The discontinued operations generated sales of $387,854 and $389,834 in the years ended August 31, 2003 and August 31, 2002 respectively and an operating income of $201,458 for 2003 and an operating loss of $299,247 for 2002. The income from discontinued operations  in 2003 consists of an operating loss of $237,447, an income tax benefit of $54,122 and the favorable settlement of debts in the amount of $384,783.

The liabilities of discontinued operations are reflected at their estimated settlement amount to the company of $nil.  Assets related to discontinued operations are recorded at their estimated net realizable value of $nil.

13.

MINORITY INTERESTS

On April 5, 2002, the Company through its wholly-owned subsidiary, Cyberstation, acquired 70% of the issued and outstanding common stock of Platinum.  At the time of acquisition, the Company recorded the 30% minority interest of $1,514, which existed as of that date.  From the date of acquisition through August 31, 2002 Platinum sustained losses. Minority interests are limited to the extent of their equity capital and losses in excess of minority interest are charged against the majority interests.  Subsequently, when the losses reverse, the majority interests should be credited with the amount of minority losses previously absorbed before credit is made to the majority interests.  The Company recorded losses of $1,514 to the minority in the year ended August 31, 2002 and the balance of minority interest at August  31, 2003 was $-0-.

14.  TRANSACTIONS WITH MAJOR CUSTOMERS AND SUPPLIERS

The Company had sales to four individual customers in excess of 10% of consolidated net sales for the year ended August 31, 2003 as follows:  The amount and percentages of the Company's consolidated sales were $105,800 (27%), $81,900 (21%), $75,000 (19%), and $ 38,800 (10%).  The Company had sales to three individual customers in excess of 10% of consolidated net sales for the year ended August 31, 2002 as follows:  The amount and percentages of the Company's consolidated sales were $164,900  (42%), $105,500 (27%), and $ 46,900 (12%).

Cost of sales includes purchases from four suppliers in excess of 10% of consolidated cost of sales for the year ended August 31, 2003 as follows:  The amounts and percentages of the Company's consolidated cost of sales were $131,800 (42%), $52,000  (17%), $35,300 (11%), and $31,400 (10%). Cost of sales includes purchases from two suppliers in excess of 10% of consolidated cost of sales for the year ended August 31, 2002 as follows:  The amounts and percentages of the Company's consolidated cost of sales were $252,400 (63%),and $65,400  (16%).

The loss of any of these customers or suppliers could have a material adverse effect on the Company's results of operations, financial position and cash flows.